EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement of the Form S-8, File No. 333-126271 and 333-122353 of our report dated April 24, 2006, on our audit of the consolidated financial statements of Dijji Corp. and subsidiaries as of December 31, 2005 and 2004 (as restated) for the years ended December 31, 2005 and 2004 as restated, respectively, included in this Annual Report on Form 10-KSB. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement and Prospectus.

Eisner LLP

New York, New York
April 24, 2006